Exhibit 5.1

425 Market Street San Francisco California 94105-2482 Telephone: 415.268.7000 Facsimile: 415.268.7522 www.mofo.com	morrison foerster llp beijing, berlin, brussels, denver, hong kong, london, los angeles, new york, northern virginia, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

November 30, 2017

B. Riley Financial, Inc.

21255 Burbank Blvd., Suite 400
Woodland Hills, California 91367

Ladies and Gentlemen:

We have acted as counsel to B. Riley Financial, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale, from time to time, by the Company of up to $40,000,000 aggregate principal amount of its 7.50% Senior Notes due 2027 (the “2027 Notes”) and 7.50% Senior Notes due 2021 (together with the 2027 Notes, the “Notes”), pursuant to the terms of an At Market Issuance Sales Agreement, dated June 28, 2017 (the “Sales Agreement”), by and between among the Company and B. Riley FBR, Inc. (the “Agent”). The Notes are to be issued pursuant to the terms and conditions of, and in the form set forth in, an Indenture entered into by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), dated as of November 2, 2016 (the “Base Indenture”), as supplemented by the First Supplemental Indenture relating to the Notes, dated as of November 2, 2016 (the “First Supplemental Indenture”), and the Second Supplemental Indenture dated as of May 31, 2017 (together with the Base Indenture and the First Supplemental Indenture, the “Indenture”). This opinion is furnished to you in connection with the shelf registration statement on Form S-3 (Registration No. 333-221715), filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 22, 2017, and declared effective by the Commission on November 29, 2017 (the “Registration Statement”), in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (collectively, the “Act”), relating to the issuance and sale of the Notes.

In connection with this opinion, we have examined originals, copies or forms of: (i) the Registration Statement; (ii) the prospectus, dated November 29, 2017 (the “Base Prospectus”), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated November 30, 2017, in the form filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus and the documents incorporated and deemed to be incorporated by reference therein, herein collectively referred to as the “Prospectus”); and (iv) the Indenture (such documents the “Documents”). In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

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In connection with this opinion, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) that all Notes will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (v) that each party thereto (other than the Company) has the corporate or other power and authority to execute, deliver and perform such Documents; (vi) that each party thereto (other than the Company) has duly authorized, executed and delivered such Documents; (vii) that each Document is the legal, valid and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms; (viii) that the Indenture constitutes the legal, valid and binding obligations of the Trustee and has been duly authenticated by the Trustee and will be duly qualified under the Trust Indenture Act of 1939, as amended; and (ix) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, including a certificate from officers of the Company with respect to certain factual matters.

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

(1)	We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

(2)	We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

(3)	We express no opinion as to the effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

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(4)	We express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

(5)	We express no opinion as to the enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

(6)	We express no opinion as to the enforceability of provisions of the Documents imposing or which are construed as effectively imposing a penalty.

(7)	We express no opinion as to the enforceability of any provision of the Documents which purports to establish evidentiary standards or to make determinations conclusive or powers absolute.

(8)	We express no opinion as to the enforceability of the waiver of stay or extension laws contained in Section 5.15 of the Base Indenture.

(9)	We express no opinion as to the enforceability of any choice of law provisions contained in the Documents or the enforceability of any provisions which purport to establish a particular court as the forum for adjudication of any controversy relating to the Documents or which purport to cause any party to waive or alter any right to a trial by jury or which waive objection to jurisdiction.

Further, we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Indenture and the Notes with any law, regulation or order applicable to it, (ii) the legal or regulatory status or the nature of the business of any such party, (iii) provisions of the Indenture under which the Company submits to the jurisdiction of one or more New York courts or federal courts located in the State of New York are subject to the application of the doctrine of forum non conveniens or a similar statutory principle or as to the subject matter jurisdiction of the federal courts located in the State of New York to adjudicate any dispute under the Indenture, (iv) provisions of the Indenture which purport to prohibit or restrict a transfer of rights under the Indenture or (v) provisions of the Indenture providing for rights of setoff.

Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

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Based upon and subject to the limitations and qualifications set forth herein, we are of the opinion that:

The Notes, when issued, executed and authenticated in accordance with the provisions of the Indenture and delivered against payment therefor in the manner contemplated by the Sales Agreement and the terms of the Registration Statement, will be legally issued and binding obligations of the Company pursuant to the terms of the Indenture, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York and the federal laws of the United States (without reference to choice of law rules), which are in effect on the date hereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed by the Company with the Commission on or about November 30, 2017, which will be incorporated by reference in the Registration Statement and any amendments thereto and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP